Exhibit 8.1

Dykema Gossett PLLC 111 E Kilbourn Ave Suite 1050 Milwaukee, WI 53202 Tel: (414) 488-7300 www.dykema.com

June 27, 2024

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

Re: Jet.AI Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are United States tax counsel to Jet.AI Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 with the Securities and Exchange Commission (together with the Prospectus filed therewith, the “Registration Statement”) and a related prospectus/offer to exchange included in the Registration Statement (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and Prospectus relate to (i) the proposed offer (the “Exchange Offer”) to the holders of the Company’s outstanding Redeemable Warrants, Private Warrants, and Merger Consideration Warrants identified in the Registration Statement (collectively, the “Warrants”) to exchange each Warrant for the number of shares of common stock, par value $0.0001 per share, of the Company (“Common Shares”) determined according to the applicable Exchange Ratio described in the Registration Statement, and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of the Warrants to amend the Redeemable Warrant Agreement and the Merger Consideration Warrant Agreement, which amendments will govern all of the Warrants to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be exchanged into a number of Common Shares equal to ten percent (10%) less than the number of Common Shares such Warrantholder would have received as Exchange Consideration had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer (collectively, the “Warrant Amendments ”). Capitalized terms not otherwise defined herein have the meaning set forth in the Registration Statement.

You have requested our opinion concerning the discussions set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement as they relate to the Exchange Offer and adoption of the Warrant Amendments (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Exchange Offer and the Consent Solicitation;

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Jet.AI Inc. June 27, 2024 Page 2

b. All factual representations, warranties and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise and will remain true, correct, and complete at all relevant times; and

c. The description of the Exchange Offer and the Consent Solicitation in the Registration Statement is accurate, complete, and correct, the Exchange Offer and the Consent Solicitation will be consummated in accordance with such description without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable corporate law as described in the Registration Statement.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts, representations and assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Exchange Offer and the Consent Solicitation, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure. We express no opinion as to any laws other than the federal income tax laws of the United States.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences”, insofar as they address material U.S. federal income tax considerations with respect to the Exchange Offer and the adoption of the Warrant Amendments, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

No opinion is expressed as to any matter not discussed herein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dykema Gossett, PLLC

Dykema Gossett, PLLC